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                                  EXHIBIT 3.1


                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         NATIONAL EDUCATION CORPORATION


                 NATIONAL EDUCATION CORPORATION, a corporation organized and existing under the laws of the State of Delaware, originally incorporated on March 6, 1972 under the name of National Systems Corporation, hereby certifies that the following sets forth the complete Restated Certificate of Incorporation.

                 1.       The name of the Corporation is NATIONAL EDUCATION

CORPORATION.

                 2. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                 3. The nature of the business or purposes to be conducted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                 4. The total number of shares of stock which the Corporation shall have authority to issue is Fifty-Five Million (55,000,000) consisting of two classes of shares designated respectively "Common Stock" and "Preferred Stock", and referred to herein either as Common stock or Common shares and Preferred stock or Preferred shares, respectively. The number of shares of Common stock shall be Fifty Million (50,000,000) and shall have a par





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value of $.01 per share, and the number of shares of Preferred stock shall be
Five Million (5,000,000) and shall have a par value of $.10 per share.

                 The Preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

                 5. The names of the incorporators are omitted pursuant to Section 245(c) of the Delaware General Corporation Law.

                 6.       The Corporation is to have perpetual existence.

                 7. The properties, business and affairs of the Corporation shall be managed and controlled by a Board of Directors of not less than three (3) members. The number of directors which shall constitute the whole Board shall be determined in the manner provided in the By-laws of the Corporation.

                 The incorporators of this Corporation shall elect the first Board of Directors and shall divide the Board into three classes as nearly equal in number as possible, designated Class 1, Class 2 and Class 3. The term of office of Class 1 directors shall expire at the next annual meeting of stockholders; of Class 2 directors one (1) year thereafter; of Class 3 directors two (2) years thereafter. At each annual meeting of stockholders, successors to the class of directors





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whose terms of office expire in that year shall be elected to hold office for a term of three (3) years. Each director shall hold office until his successor is elected and qualified or until his earlier resignation or until his removal in the manner provided in the By-laws of the Corporation.

                 8. A majority of the whole Board of Directors is empowered to make, alter or repeal the By-laws of the Corporation. The stockholders of the Corporation may adopt, amend or repeal By-laws of the Corporation only by the affirmative vote of the holders of not less than two-thirds of the issued and outstanding shares of stock of the Corporation.

                 9. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution, or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation, as consequence of such compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the





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creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

                 10. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designed from time to time by the Board of Directors or in the By-laws of the Corporation. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

                 Any action required or permitted to be taken by the stockholders of the Corporation must be taken at an annual or special meeting of stockholders and may not be taken by consent in writing.

                 11.      1.      In addition to any voting and any other
requirements under Delaware law, this Certificate or the By-laws, the affirmative vote of the holders of shares of capital stock of the Corporation representing at least a majority of the Non-Affiliated Shares (as hereinafter defined), shall be required for the adoption or authorization of a Business Combination (as hereinafter defined) with any Dominant Stockholder (as hereinafter defined). Such affirmative vote shall be required notwithstanding the fact that no vote, or different voting classification, or a lesser percentage, may be required by law or otherwise. The voting requirement set forth above shall not be applicable if the definitive agreement or other arrangements to effectuate a Business Combination with a Dominant Stockholder are approved by a majority of the directors of the Corporation who were directors prior to the time when such Dominant Stockholder became a Dominant Stockholder and continue to be directors at the time the determination is made (the "Continuing Directors"). Such determination shall be made by





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a majority of the Continuing Directors even if such majority does not constitute a quorum of the members of the Board of Directors then in office.
In addition, the voting requirement specified above shall not be applicable if the cash, or fair market value of other consideration, to be received per share by the holders of each class or series of capital stock of the Corporation in a Business Combination with a Dominant Stockholder is not less than the highest per share price (including brokerage commissions and/or soliciting dealers' fees) paid by such Dominant Stockholder in acquiring any shares of such class or series, respectively. For purposes of the foregoing, the fair market value of "other consideration" and/or the highest per share price (unless all shares were acquired by the Dominant Stockholder for cash) shall be conclusively determined by an investment banking firm selected by a majority of the Continuing Directors, if any. If there are no Continuing Directors at such time, or if the Continuing Directors have not selected an investment banking firm to make such determination, any determination of such fair market value or highest price by the then existing Board of Directors or an investment banking firm selected by them shall not give rise to any presumption that such determination is correct and any stockholder wishing to do so may contest the same.

                 The provisions of this Paragraph 11 shall also apply to a Business Combination with any person (as hereinafter defined) which at any time has been a Dominant Stockholder, notwithstanding the fact that such person is no longer a Dominant Stockholder, if, at the time the definitive agreement or other arrangements relating to a Business Combination with such person was entered into, it was a Dominant Stockholder or if, as of the record date for the determination of stockholders entitled to notice of and to vote on the Business Combination, such person is an "affiliate" (as hereinafter defined) of the Corporation or of a Dominant Stockholder.





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                          2.      For the purposes of this Paragraph 11, the
term "Dominant Stockholder" shall mean any corporation, person or other entity (a "person") which beneficially owns, directly or indirectly, shares of capital stock of the Corporation representing ten percent (10%) or more of all votes entitled to be cast in elections of directors (considered for this purpose as one class); (b) a person shall be deemed to "beneficially own" any shares of capital stock of the Corporation (i) which it has the right to acquire, hold or vote pursuant to any agreement, arrangement or undertaking or upon exercise of conversion rights, warrants, options or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of the foregoing clause (i)), by any other person (A) with which it or its "affiliate" or "associate" (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on March 1, 1983) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Corporation or (B) which is its "affiliate" or "associate"; (c) the term "outstanding shares of any class of capital stock of the Corporation" shall include shares deemed owned through the application of the foregoing clauses (i) and (ii) but shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants, options or otherwise; (d) the term "Business Combination" shall include any merger or consolidation of the Corporation with or into any other person, or the sale or lease (or series of sales or leases) of all or a substantial portion of the assets (except assets having a fair market value of less than $10,000,000) of the Corporation to any other person, or any sale or lease (or series of sales or leases) by any person to the Corporation or any subsidiary thereof, in exchange for securities of the Corporation, of any assets (except assets having an aggregate fair market value of less





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than $10,000,000), or any reclassification or recapitalization of the outstanding shares or issuance of additional shares of any class of capital stock of the Corporation if the effect of such transaction is to increase the relative voting power of any Dominant Stockholder; (e) the term "other consideration to be received" shall mean, in the event of a Business Combination in which the Corporation is the surviving corporation, capital stock of the Corporation retained by its existing public stockholders and (f) the term "Non-Affiliated Shares" shall mean all shares of capital stock of the Corporation entitled to be cast in election of directors, considered for purposes hereof as one class, which are not beneficially owned by the Dominant Stockholder.

                          3.      A majority of the Continuing Directors shall
have the power and duty, consistent with their fiduciary obligations, to determine for the purposes of this Paragraph 11 on the basis of information known to them whether (a) a person is a Dominant Stockholder, (b) any person is an "affiliate" or "associate" (as defined above) of another, (c) any person has an agreement, arrangement or understanding with another, or (d) the assets being disposed of or acquired by the Corporation, or any subsidiary thereof, either alone or in a related series of transactions, have an aggregate fair market value of less then $10,000,000.

                          4.      No amendment to the Certificate of
Incorporation of the Corporation shall amend, alter, change or repeal any of the provisions of this Paragraph 11, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of the holders of shares of capital stock of the Corporation representing seventy-five percent (75%) of all votes entitled to be cast in elections of directors, considered for the purposes of this Paragraph 11 as one class.

                 12. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall





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not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                 Any repeal or modification of this Article shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

                 This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 245 of the Delaware General Corporation Law by approval of the Board of Directors of the Corporation.

                 IN WITNESS WHEREOF, NATIONAL EDUCATION CORPORATION has caused this Restated Certificate of Incorporation to be signed by its Vice President and attested to by its Assistant Secretary as of the 30th day of April, 1987.



                                              NATIONAL EDUCATION CORPORATION


                                              BY:
                                                  ----------------------------
                                                  Jeffrey A. Brill
                                                  Vice President


ATTEST:



------------------------------
Judy Bayersdorfer
Assistant Secretary





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